EXHIBIT D

AMENDED AND RESTATED

IRREVOCABLE PROXY AGREEMENT

AMENDED AND RESTATED IRREVOCABLE PROXY AGREEMENT, dated as of January 6, 2021 (as the same may be amended, this “Agreement”), among Martin E. Franklin, an individual resident of the State of Florida (“Franklin”) and each of the undersigned persons named on the signature pages hereto (each, a “Subject Party” and collectively, the “Subject Parties”).

WHEREAS, (i) on June 15, 2018, Tasburgh LLC (“Tasburgh”), Powder Horn Hill Partners II, LLC (“PHHP”) and the Desiree DeStefano Revocable Trust (the “DeStefano Trust”) entered into an irrevocable proxy agreement with Franklin (the “June 2018 Proxy Agreement”) with respect to the Subject Shares (as defined in the June 2018 Proxy Agreement) and (ii) on January 7, 2019, Tasburgh, PHHP and the DeStefano Trust entered into an irrevocable proxy agreement with Franklin (the “January 2019 Proxy Agreement” and together with the June 2018 Proxy Agreement, each an “Existing Agreement” and collectively, the “Existing Agreements”) with respect to the Subject Shares (as defined in the January 2019 Proxy Agreement), in each case, intended to grant and appoint Franklin as its sole and exclusive attorney-in-fact and proxy to vote and exercise in a manner Franklin deems in his sole and absolute discretion appropriate, all voting and in every written consent in lieu of such a meeting, with respect to the respective Subject Shares (as defined in the applicable Existing Agreement) on the terms and conditions set forth in the applicable Existing Agreement for so long as Franklin serves as a director on the Board of Directors of Nomad.

WHEREAS, the parties hereto wish to amend and restate the Existing Agreements by entering into this Agreement, and in doing so, (i) make the beneficial owner of all securities owned by Tasburgh, Ian G. H. Ashken, a Subject Party (and remove Tasburgh as a Subject Party from the Existing Agreements), (ii) make the beneficial owner of all securities owned by PHHP, James E. Lillie, a Subject Party (and remove PHHP as a Subject Party from the Existing Agreements), (iii) remove the DeStefano Trust as a Subject Party from the Existing Agreements and (iv) amend certain other provisions of the Existing Agreements.

WHEREAS, each Subject Party beneficially owns, directly or indirectly, the ordinary shares of no par value (the “Ordinary Shares”) of Nomad Foods Limited, a British Virgin Islands business company listed on the New York Stock Exchange (“Nomad”) set forth next to its name on Schedule I attached hereto (being referred to collectively as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY

Section 1.1. Irrevocable Proxy. Each Subject Party hereby irrevocably and unconditionally, to the fullest extent permitted by law (but only for so long as Franklin serves as a director on the Board of Directors of Nomad (the “Proxy Term”)), makes, constitutes and appoints Franklin as its sole and exclusive true and lawful attorney-in-fact and proxy, in such Subject Party’s name, place and stead, with full power and authority, including, without limitation, of substitution and re-substitution, and to the same effect as such Subject Party can, might or could do under law, to exercise during the Proxy Term (but only during the Proxy Term), in a manner Franklin deems in his sole and absolute discretion appropriate, all voting, consent and similar rights (to the full extent that the Subject Party would be entitled to so vote and exercise them, and including, without limitation, the power to execute and deliver written consents) at every annual, extraordinary or adjourned meeting of shareholders of Nomad and in every written consent in lieu of such a meeting, with respect to the Subject Shares. Upon the execution of this Agreement, any and all prior proxies given by each Subject Party (including under the Existing Agreements) with respect to Subject Shares are hereby revoked and, subject to the terms and conditions set forth in this Agreement, each Subject Party agrees not to grant during the Proxy Term any subsequent proxies with respect to the Subject Shares if and to the extent inconsistent with this Section 1.1.

The proxy granted hereby (a) is irrevocable and coupled with an interest sufficient in law to support an irrevocable power, (b) shall survive and not be affected by the subsequent death, disability, incapacity, insolvency or bankruptcy of a Subject Party and (c) shall continue in full force and effect until the expiration of the Proxy Term.

Section 1.2. After-Acquired Ordinary Shares. The terms and conditions of this Agreement will cover, and apply to the same extent with respect to, any Ordinary Shares that may be distributed to, acquired by or otherwise beneficially owned, directly or indirectly, by any Subject Party after the date hereof (to the extent that such Subject Party has the power to direct the vote of such Subject Shares) and any such after acquired Ordinary Shares shall be considered “Subject Shares” under this Agreement.

ARTICLE II

MISCELLANEOUS

Section 2.1. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated with respect to any Subject Party at any time by Franklin by notice given to such Subject Party as provided in Section 2.7.

Section 2.2. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 2.3. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 2.4. Governing Law. This Agreement and all other matters related to or arising from this Agreement shall be construed in accordance with and governed by the laws of the British Virgin Islands without regard to conflict of laws principles.

Section 2.5. Counterparts; Effectiveness. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 2.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 2.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified by like notice): c/o Mariposa Capital, LLC, 500 South Point Drive, Suite 240, Miami Beach, Florida 33139.

Section 2.8. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The words “beneficial ownership” and “owned beneficially” and words of similar import when used in this Agreement shall be deemed to mean “beneficial ownership” as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 2.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 2.10. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto and their respective affiliates with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto and their respective affiliates with respect to such subject matter, including the Existing Agreements (and it is expressly acknowledged and agreed by Franklin that effective on the date hereof, the Existing Agreements shall be terminated with respect to the Ordinary Shares owned by the DeStefano Trust).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ Martin E. Franklin
Martin E. Franklin

/s/ Ian G. H. Ashken
Ian G. H. Ashken

/s/ James E. Lillie
James E. Lillie

Schedule I

Subject Party	Subject Shares (1)
Ian G. H. Ashken	1,118,126
James E. Lillie	1,111,109

(1)	Includes Subject Shares beneficially owned, directly or indirectly, by the Subject Party (to the extent that such Subject Party has the power to direct the vote of such Subject Shares).